Exhibit 99.1

Alberton Acquisition Corp. Announces Signing of

Merger Agreement with SolarMax Technology, Inc.

New York, New York, October 28, 2020 – Alberton Acquisition Corp. (“Alberton”) (NASDAQ: ALAC) announced today that it has entered into an agreement and plan of merger (the “Merger Agreement”) by and among Alberton, SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), and Alberton Merger Subsidiary Inc., a Nevada corporation and wholly-owned subsidiary of Alberton (the “Merger Sub”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub would merge with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving corporation of the Merger, becoming a direct wholly-owned subsidiary of Alberton, with SolarMax’ stockholders receiving, in respect of their SolarMax shares, Alberton shares having a value of $300,000,000. The value of a shares of Alberton stock is the price per share equal to the price at which a share of Alberton common stock is redeemed in connection with the Merger.

SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the U.S. and subsequently commenced operation in China following two acquisitions in 2015. Through its subsidiaries, it is primarily engaged selling and installing integrated photovoltaic systems for residential and commercial customers in the United States which is its original business, identifying and procuring solar farm system projects for resale to third party developers and related services in the People’s Republic of China; providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms in China, financing the sale of its photovoltaic systems and servicing installment sales by its customers in the United States and providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications.

Management Commentary

Mrs. Guan Wang, chief executive officer of Alberton, stated “We are very pleased to announce the signing of our merger agreement with SolarMax and our entry into the solar and renewable energy sectors, both extremely attractive and rapidly growing market segments, with great potential for many years to come.”

Mr. David Hsu, chief executive officer of SolarMax, remarked, “We are very excited about the future prospect of the combined entity. We believe that the merger with Alberton can help us to further the development of our business.”

Summary of the Transaction

Under the terms of the Merger Agreement, SolarMax stockholders will receive consideration in the form of newly issued Alberton equity securities, having a value of $300 million. In addition, all SolarMax stock options and convertible notes will be assumed by Alberton following the consummation of the Merger. The Parties intend to use the cash proceeds from the trust account after the redemption by Alberton public shareholders and any financing which is completed in connection with the Merger, less the expenses and costs associated with the Merger, to develop SolarMax’ business, fund its growth initiatives and for working capital, including the payment of short-term debt obligations.

The closing conditions of the merger include, among others, the approval of the Merger from Alberton’s existing shareholders and approvals from SolarMax stockholders, the approval by Nasdaq for continuing listing post-Merger, and Alberton having at least $5,000,001 of net tangible assets either prior or upon completion of the merger and any relating financings.

Upon and immediately following the consummation of the Merger, the board of directors of combined entity will consist of those individuals who are directors of SolarMax on the closing date of the Merger plus one individual to be designated by Alberton. Assuming no exercise of redemption rights by Alberton’s public shareholders and prior to the issuance of any securities in connection with any financing and after giving effect to the conversion of outstanding rights into shares of Alberton common stock upon completion of the merger, and based on the current estimated redemption price, the shares issued to the holders of SolarMax common stock will own approximately 27,855,153  shares of Alberton common stock, which will represent approximately 82.77%  of outstanding common stock of combined entity and Alberton’s existing shareholders will retain approximately 17.23% ownership interest in the combined entity. The transaction is currently expected to close by April 2021.

Hunter Taubman Fischer & Li LLC and Ogier are acting as legal counsel to Alberton. Ellenoff Grossman & Schole LLP is acting as legal counsel to SolarMax.

The description of the transaction contained herein is only a summary and is qualified in its entirety by definitive Merger Agreement relating to the transaction, a copy of which will be filed by Alberton with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K and the more detailed information that will be contained in the proxy statement..

Additional Information about the Transaction and Where to Find It

Alberton intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of SolarMax and Alberton. Alberton will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. Alberton and SolarMax shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meetings to be held to approve the proposed transaction, because these documents will contain important information about Alberton, SolarMax and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to shareholders of Alberton and SolarMax as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about Alberton without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to: Alberton Acquisition Corporation, Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong.

About SolarMax

SolarMax is a Nevada corporation. SolarMax is an integrated solar energy company. Its principal executive offices are located at 3080 12th Street, Riverside, California 92507. SolarMax’ website is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, SolarMax’ website or any other website is not a part of this press release.

About Alberton

Alberton is a British Virgin Islands blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, asset acquisition or other business combination with one or more businesses or entities. Alberton’s units, ordinary shares and warrants are currently listed on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC” and “ALACW, respectively.

Participants in the Solicitation

Alberton, SolarMax and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from Alberton’s shareholders in respect of the proposed transaction. Information regarding Alberton’s directors and executive officers is available in its annual report on Form 10-K filed with the SEC and in a report on Form 8-K, which was filed with the SEC on October 22, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption from the registration requirement of such Act.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this release and in presentations by Alberton’s management relating to the matters described herein are or may constitute “forward-looking statements.” Words such as “believe,” “expect,” “anticipate,” “project,” “target,” “optimistic,” “intend,” “aim,” “will”, “may” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the proposed transaction and the SEC registration statement and proxy voting process (as well as the combined company's post-closing activities) include, but are not limited to: (i) statements about the benefits of the transaction involving Alberton and SolarMax, including future financial and operating results; (ii) the extent to which Alberton’s stockholders exercise their redemption rights; (iii) Alberton’s and SolarMax’ plans, objectives, expectations and intentions (including with respect to the future operations and the use of proceeds from Alberton’s trust account); (iv) the expected timing of completion of the transaction and the SEC registration statement and proxy voting process; (v) the terms, structure and amount of any financing which Alberton may complete in connection with the merger; (vi) the ability of Alberton or, after the closing of the transactions, the combined company, to meet the NASDAQ listing standards; (vii) the reaction to the business combination of SolarMax’ customers, lenders, suppliers, service providers and others with which SolarMax conducts business; (viii) unexpected costs, liabilities or delays in the business combination transaction; and (ix) other statements relating to the transaction, the SEC registration statement and proxy voting process and the combined company’s post-closing activities. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. Actual results could differ materially if not substantially from those described in the forward-looking statements.

Important risks and other factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the transaction, the SEC registration statement and proxy voting process and the combined company’s post-closing activities, such risks and uncertainties include, among many others: (i) the risks associated with Alberton’s SEC registration statement and proxy voting process, including uncertainty regarding the number of Alberton shareholders who may request redemption and whether SolarMax shareholders will approve the transaction; (ii) the risk that the benefits to Alberton and its shareholders anticipated from transaction may not be fully realized or may take longer to realize than expected; (iii) the risk that any projections, including earnings, revenues, cash flows, expenses, synergies, margins or any other financial items are not realized, (iv) the risks associated with concentration of SolarMax’ business with certain customers; (v) the potential for reductions in industry profit margins due to, among other factors, declining service revenues and competition; (vi) the inability of the post-closing combined company to expand the business of SolarMax in the United States and China; (vii) changing interpretations of generally accepted accounting principles; (viii) the combined company’s continued compliance with government regulations; changing legislation and regulatory environments; (ix) the ability of the post-closing company to meet Nasdaq’s continued listing standards; (x) the inability of SolarMax to manage growth; (xi) the effects of the COVID-19 pandemic and the response of governments to reduce the effects of the pandemic on the business and prospects of SolarMax; (xii) requirements or changes affecting the solar energy industry; (xiii) the general volatility of market prices of Alberton’ s securities and general economic conditions; (xiv) the combined company’s ability to implement new strategies and react to changing market conditions; (xv) risks associated with operating hazards; (xvi) risks associated with competition; (xvii) risks associated with the loss of key personnel and the ability to hire and retain qualified personnel; (xviii) the ability of SolarMax to implement and maintain disclosure controls and disclosure controls over financial reporting; (xix) the effect of changes in government regulations in China and the effect any deterioration of trade relations between the United States and China; (xx) unexpected costs, liabilities or delays in the proposed transaction; (xxi) the outcome of any legal proceedings related to the transaction; (xxii)the ability of SolarMax to refinance short-term debt, including short-term related party debt; (xxiii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or (xxiv) any of the factors in detailed in the “Risk Factors” section of Alberton’s filings with the SEC and in SolarMax’ filings with the SEC in connection with a proposed initial public offering.

The foregoing listing of risks is not exhaustive. These risks, as well as other risks associated with the transaction, will be more fully discussed in Alberton’s registration statement to be filed with the SEC in connection with the transaction. Additional risks and uncertainties are identified and discussed in Alberton’s reports filed or to be filed with the SEC and available at the SEC's website at http://www.sec.gov. Forward-looking statements included in this press release speak only as of the date of this press release. Alberton undertakes and assumes no obligation, and does not intend, to update Alberton’s forward-looking statements, except as required by law.

Company Contact:

Alberton Acquisition Corp.
Room 1001, 10/F, Capital Center 151 Gloucester Road, Wanchai, Hong Kong Phone: (+852) 2117 1621

Email: kevinliu@albertoncorp.com

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